EMPLOYMENT AGREEMENT

This AGREEMENT reached this 24th day of October, 2008 by and between PREMIER POWER RENEWABLE ENERGY, INC. (hereinafter referred to as CORPORATION(S) and Teresa Kelley (hereinafter referred to as EXECUTIVE ).

WHEREAS CORPORATION is a corporation duly organized and existing under the laws of the State of Delaware, principally engaged in the business of solar power and renewable energy solutions.

WHEREAS EXECUTIVE is an individual who has vast experience in executive management and operations in the solar industry

WHEREAS CORPORATION desires to retain the services of EXECUTIVE to act as its Chief Executive Officer (CFO) and EXECUTIVE desires to accept such retention of her services on the terms and conditions as are more fully set forth herein.

IN CONSIDERATION FOR THE MUTUAL PROMISES, COVENANTS AND CONDITIONS CONTAINED HEREIN IT IS AGREED AS FOLLOWS:

1.
EXECUTIVE EMPLOYMENT: CORPORATION hereby retains the services of the EXECUTIVE as its Chief Financial Officer (hereafter CFO). In her capacity as CFO she shall be responsible for managing and overseeing the day to day financial operations of the CORPORATION as well as near and long term financial planning of the CORPORATION. Her duties shall include, but not be limited to the following:

a.
All financial oversight as CFO, acting and conducting day to day oversight and management of the financial operations and direction of the CORPORATIONS world wide financial, including but not limited to any and all necessary accounting functions, financial reporting, budgeting, and other financial activities that may require a “hands on approach” to complete in an accurate and timely fashion.

b.
Analyzing the financial budgetary structure of CORPORATION and proposing, overseeing and implementing budgetary changes and modifications related to all areas of financial operation including but not limited to job costing and reporting in all areas of operation.

c.	Review of any and all contracts CORPORATION enters into and the implementation and any financial terms related to those contracts.

d.	Analysis, recommendation, design and implementation of a scalable domestic and international accounting system or systems as necessary to meet the current and future needs of the CORPORATION.
e.	Analysis and review of expansion, acquisition, merger and other related business opportunities.
f.	Assisting in the obtaining of short and long term financing and/or seeking potential strategic partners, merger candidates, and or acquiring entities as directed by the President and CEO.
g.
All Human resource (HR) activities related to the companies operations. Including but not limited to hiring, termination, compensation oversight and payroll as well as the establishment, implementation and refinement of all benefits programs, including any bonus and incentive stock or stock option programs as directed by the President and CEO.

h.
Full oversight and execution of any actions required for the necessary and timely, preparation and filing of all company financial reports and any and all other filings requiring financial input necessary to comply with SEC regulations necessary for the company to remain in full compliance and in good standing as a “public company” ..

i.	Oversight, coordination and management of any and all audits.
j.	The establishment of adequate internal controls.
k.	Establishing and maintaining Sarbanes Oxley (SOX) compliance including any SOX audit and controls implementation.
l.
Oversight and execution of the timely preparation and filing of all Tax returns and other filings required by the IRS as well as State and Local authorities in all jurisdictions which CORPORATION operates necessary for the CORPORATION to be in good standing with all tax, government, trade unions and regulatory bodies at all times.

m.	Maintaining and developing relationships with upper management of CORPORATION’S major clients and suppliers for world wide operations in order to secure the most favorable terms.

n.
Presentation of the CORPORATION’S financial performance and any financial guidance the CORPORATION may choose to give third parties during investor and analyst conference calls, analyst meetings, in person and on the phone, as well as during “road shows” and at the industry events where the President and CEO requires the CFO to present on behalf of the company.

o.	To travel and dedicate the time and effort at the location designated by the President and CEO, on a day to day basis, necessary to perform the duties detailed herein.

In pursuit of the foregoing responsibilities, EXECUTIVE shall report directly to the President and CEO.

EXECUTIVE shall dedicate her full and exclusive time to the herein employment to enable her to faithfully perform her duties hereunder. In connection herewith EXECUTIVE shall be required to travel both statewide, nationally and internationally to perform her duties hereunder. However it is expressly understood that the US Corporate Headquarters in El Dorado Hills, CA shall be her base office of operation.

2.   TERM: The term of the EXECUTIVE’s employment hereunder shall be four years and shall commence upon the signing of this agreement , and shall be terminate on the four year anniversary of the signing of this agreement, subject to earlier termination under section 5.

3. COMPENSATION: In consideration for the services being rendered herein, EXECUTIVE shall be entitled to and shall receive the following compensation:

a)	Annual compensation of One Hundred Fifty Thousand dollars ($150,000.00) said compensation shall be paid in 12 equal payments during each year.
b)	As and for additional compensation EXECUTIVE shall receive an annual 20% bonus above base salary based on CFOs efforts to “help” the company achieve the following:
:
a)	Minimum revenue growth of 80% in year 1, 80% growth in year 2, 70% growth in year 3 and 60% growth in year 4, targets may be revised and adjusted by President and CEO over the term of the agreement.
b)	Annual EBITDA and Net Income in excess of previous years EBIDTA and Net Income.
c)	Net Income margins in excess of Five Percent (5%)
d)	Acquisitions to secure revenue growth, margin growth and market share domestically and around the world.

c)	Employee will receive stock options in the following amounts:

a)	Year 1: 100,000 options to purchase stock in CORPORATION, at strike price defined below, vesting 25% per year for each year of employment.

b)	Year 2: 125,000 options to purchase stock in CORPORATION at strike price defined below, vesting 33% per year for each additional year of employment.

c)
All stock options will be issued at a “Strike Price” to be the same as the price of the CORPORATIONS stock as of the end of the days trading as quoted on the primary exchange the CORPORATIONS stock is listed, on day the ESOP is approved by the board of directors.

d)
Notwithstanding the vesting time frames specified above EXECUTIVE’s rights to receive the stock options described herein shall be accelerated for any given year to the full vesting for that year in the event of a Triggering Event in any given year (i.e. sale, merger or acquisition of over 51% Premier Power by a third party)

d)
For purposes of this provision “EBITDA: shall be defined as fiscal year end earnings before interest, taxes, depreciation and amortization divided by CORPORATION’s fiscal year end gross revenues, utilizing Generally Accepted Accounting Principals (GAAP)

e)	Compensation under paragraph 3 (b) and shall be paid within Thirty Days (30) of the end of CORPORATION’s fiscal year.

f)	All health insurance standard to Premier Power employees starting upon employment.

g)	401K the same terms and conditions as other Premier Power employees

h)	Expense account to reimburse EXECUTIVE for expenses necessarily incurred in the pursuit of hiss duties hereunder including but not limited to gas and mileage reimbursement

i)	14 days paid vacation, after the first full year of Employment hereunder.

4.  NON-DISCLOSURE: In pursuit of her job responsibilities, EXECUTIVE shall  acquire Financial, Marketing and other proprietary information and data of CORPORATION. To insure the continued confidential nature of this information, EXECUTIVE shall be required to execute a Non-Disclosure Agreement (in the form as is attached hereto and incorporated herein).

5.  TERMINATION BY CORPORATION: This Agreement may be terminated at any time by CORPORATION during the initial 90 day period with the giving of four (4) weeks written notice. In addition thereto, it may be terminated at any time, without notice “For Cause”. For purposes of this Agreement “For Cause“shall be defined as the occurrence of any of the following acts of EXECUTIVE:

a)  Conducting and/or participating in any transaction that is a violation of any governmental rules, regulation, ordinance, and/or law, (unless specifically instructed to do so by the Board of Directors).

b)	Conducting any deal and/or transaction that might be deemed a breach of the fiduciary relationship owed to CORPORATION by EXECUTIVE as
A result of her employment hereunder,

c)	Any material breach of the terms and conditions of this Agreement, and or the terms and conditions of the Non-Disclosure Agreement.

d)	Any disability which prevents EXECUTIVE from rendering services hereunder for a period of 180 consecutive days and/or a total of 60 days over any 6 month period.

e)	Notwithstanding the foregoing, this Agreement may be further terminated by CORPORATION at any time after the initial 90 days. without cause, on the following terms and conditions:

EXECUTIVE shall receive six (6) months of severance compensation, as is described in Paragraph 3 (a), exclusively, if termination occurs after December 31st, 2008.

f)	In the event of one of the following:
a.	termination of this agreement by EXECUTIVE, or
b.	the termination of this agreement by CORPORATION for cause, as defined herein,
c.	Triggering event (Acquisition of Premier Power, Merger, or Sale) under which Stock options vesting is accelerated.

EXECUTIVE agrees not to enter into any business that competes directly with CORPORATION for a period of three years from the date of termination of this agreement; further EXECUTIVE agrees to enter into the separate NDA Non-Compete agreement attached hereto.

6.  MISCELLANEOUS PROVISIONS:

a)
The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement. Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer of the instant shares, if any such stock option is exercised.

b)
This Agreement shall be the full and final Agreement between the parties and shall constitute the full and final Agreement between the parties with respect to the subject matter of this Agreement. This Agreement shall supersede any prior or contemporaneous Agreement, oral or written, between the parties.

c)
If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect. The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

d)	Any and all modifications to this Agreement must be undertaken in writing and signed by all parties.

e)
This Agreement shall be interpreted according to the laws of the State of California. If any suit or litigation is instituted it shall be brought in Sacramento, California. The prevailing party in any such litigation shall be entitled to their reasonable attorney’s fees and costs.

f)	All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

g)
This Agreement shall inure to the benefit or burden of any and all assigns, parents, and/or subsidiaries of CORPORATION and cannot be assigned, other than to any such entity in which CORPORATION holds at least a 50% interest therein, without the express written consent of the other party; save any merger or acquisition approved by the CORPORATIONS shareholders.

h)	This Agreement may not be assigned by EXECUTIVE and services contracted for herein are specific to EXECUTIVE and may not be delegated and or assigned to any other person other than EXECUTIVE.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Agreed and Accepted:

PREMIER POWER RENEWABLE
ENGERY, INC.

/s/ Dean Marks

By	Dean Marks

Title	Chief Executive Officer

Date: October 24, 2008

/s/ Teresa Kelley

Teresa Kelly

Date: October 24, 2008